EXHIBIT 99.3

AMERICA WEST AIRLINES, INC.

OFFER TO EXCHANGE
PASS THROUGH CERTIFICATES, SERIES 2001-1,
WHICH HAVE BEEN REGISTERED
UNDER THE SECURITIES ACT OF 1933, AS AMENDED,
FOR ANY AND ALL OUTSTANDING
PASS THROUGH CERTIFICATES, SERIES 2001-1

To:  Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

      Upon and subject to the terms and conditions set forth in the prospectus, dated September      , 2001 (the “Prospectus”), and the enclosed Letter of Transmittal (the “Letter of Transmittal”), an offer to exchange (the “Exchange Offer”) the registered Pass Through Certificates, Series 2001-1 (the “New Certificates”) for any and all outstanding Pass Through Certificates, Series 2001-1 (the “Old Certificates”) is being made pursuant to such Prospectus. The Exchange Offer is being made in order to satisfy certain obligations of America West Airlines, Inc. (the “Company”) contained in the Exchange and Registration Rights Agreement dated as of May 17, 2001, between the Company and Salomon Smith Barney, Inc., Deutsche Banc Alex. Brown, Mizuho International plc, Banc One Capital Markets, Inc. and Tokyo-Mitsubishi International plc (the “Initial Purchasers”).

      The CUSIP numbers for the Old Certificates are as follows: (1) 144A: Class G (023654 BJ 4), Class C (023654 BE 5), and Class D (023654 BG 0); (2) Accredited Investors: Class G (023654 BK 1), Class C (023654 BF 2), and Class D (023654 BH 8); and (3) Regulation S: Class G (U03004 AK 1), Class C (U03004 AH 8), and Class D (U03004 AJ 4).

      We are requesting that you contact your clients for whom you hold Old Certificates regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Certificates registered in your name or in the name of your nominee, or who hold Old Certificates registered in their own names, we are enclosing the following documents:

1. Prospectus dated September , 2001 together with the Company’s Annual Report on Form 10-K for the year ended December 31, 2000 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

2. The Letter of Transmittal for your use and for the information of your clients;

3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Old Certificates are not immediately available or time will not permit all required documents to reach Wilmington Trust Company, as exchange agent (the “Exchange Agent”), prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis; and

4. A form of letter which may be sent to your clients for whose account you hold Old Certificates registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

      Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on October      , 2001 (the “Expiration Date”) (30 calendar days following the commencement of the Exchange Offer), unless extended by the Company. The Old Certificates tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

      To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Old Certificates should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

      Please note that brokers, dealers, commercial banks, trust companies and other nominees who hold Old Certificates through The Depository Trust Company (“DTC”) must effect tenders by book-entry transfer through DTC’s Automated Tender Offer Program (“ATOP”).

      If holders of Old Certificates wish to tender, but it is impracticable for them to forward their certificates for Old Certificates prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under “The Exchange Offer — Guaranteed Delivery Procedures.”

      Additional copies of the enclosed material may be obtained from Wilmington Trust Company, the Exchange Agent, at Rodney Square North, 1105 North Market Street, 1st Floor, Wilmington, Delaware 19890-0001, Attention: Corporate Trust Operations — America West 2001-1 Exchange Offer, phone (302) 651-1562 and facsimile (302) 651-1079.

America West Airlines, Inc.

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